UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

September 9, 2009 (Date of report)

CARACO PHARMACEUTICAL LABORATORIES, LTD.
(Exact name of registrant as specified in its charter)

Michigan	1-31773	38-2505723
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

1150 Elijah McCoy Drive, Detroit, Michigan 48202
(Address of principal executive offices)

(313) 871-8400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  On September 9, 2009, the Board appointed F. Folsom Bell to fill the vacancy resulting from the decision by John D. Crissman not to stand for re-election at the 2009 Annual Meeting of Shareholders of the Company.  Mr. Bell was appointed to fill the vacancy for a term commencing immediately following the 2009 Annual Meeting of Shareholders and ending following the 2012 Annual Meeting of Shareholders and the election and qualification of his successor, unless such appointment is not ratified by shareholders at a special election, in which case, the appointment will terminate on such date.

Mr. Bell, age 67, has been a consultant on M&A transactions and involved in real estate development since 2006.  From September 2000 to December 2005, Mr. Bell was the Executive Vice-President, Business Development of Perrigo Company, a global healthcare supplier that develops, manufactures and distributes over-the-counter and generic prescription pharmaceuticals, nutritional products, active pharmaceutical ingredients and pharmaceutical and medical diagnostic products.  Mr. Bell was also a member of the board of directors of Perrigo Company from January 1981 through February 1986 and from June 1988 to January 2003.  While a director of Perrigo Company, Mr. Bell served for six years on its audit committee, including time as chairman.  Mr. Bell was a certified public accountant for fifteen years with two major public accounting firms.

The Board has determined that Mr. Bell is independent within the meaning of Section 803A of the NYSE Amex Company Guide and has designated him as independent under Michigan law effective upon his ratification and election by shareholders at the special meeting.    Mr. Bell has been asked to investigate allegations made by a shareholder in a demand letter that certain officers and directors have breached their fiduciary duties to the Company in connection with the FDA action against the Company.  The Board has agreed to compensate Mr. Bell for these additional director services in the amount of $200 per hour.   In connection with his joining the Board, the Company has also entered into an indemnification agreement with Mr. Bell.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARACO PHARMACEUTICAL LABORATORIES, LTD.

Date: September 15, 2009	By: /s/ Jitendra N. Doshi
Jitendra N. Doshi
Chief Executive Officer